AMENDED CERTIFICATE OF DESIGNATION
OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF TRANSWITCH CORPORATION

(Pursuant to Section 151 of the
Delaware General Corporation Law)

TranSwitch Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:

FIRST:  That a Certificate of Designation of Series A Junior Participating Preferred Stock was originally filed with the Secretary of State of the State of Delaware on November 6, 2001, and as amended by a Certificate of Increase on April 19, 2005.

SECOND:  That no shares of Series A Junior Participating Preferred Stock have been issued as of the date of this Amended Certificate of Designation.

THIRD:  That, at a meeting of the Board of Directors held on March 18, 2009, the Board of Directors of the Corporation duly and validly adopted the following resolutions:

RESOLVED:
That the designation and amount, and relative rights, preferences, voting powers and other special rights of the shares of the Corporation’s Series A Junior Participating Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be amended and restated as set forth in Exhibit A attached hereto.

RESOLVED:
That the President, Chief Financial Officer or any Vice President and the Secretary or any Assistant Secretary of the Corporation be, and they hereby are, authorized and directed, in the name and on behalf of the Corporation, to file the Amended Certificate of Designation in accordance with the provisions of Delaware General Corporation Law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

FOURTH:  That the aforesaid resolutions were duly and validly adopted in accordance with the applicable provisions of Section 151 of the General Corporation Law of the State of Delaware and the Certificate of Incorporation and By-Laws of the Corporation.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Amended Certificate of Designation to be executed by its President, Chief Executive Officer, this 23rd day of November, 2009.

TRANSWITCH CORPORATION

By:	/s/ Santanu Das
Name: Dr. Santanu Das
Title: President, Chief Executive Officer

EXHIBIT A

Section 1. Designation and Amount.  The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Junior Preferred Stock shall be twenty-five thousand (25,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Junior Preferred Stock.

Section 2. Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to one hundred twenty-five (125) times the aggregate per share amount of all cash dividends, and one hundred twenty-five (125) times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c) Dividends due pursuant to paragraph (a) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights.  The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Preferred Stock shall entitle the holder thereof to one hundred twenty-five (125) votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided in the Certificate of Incorporation, including any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as set forth herein, or as otherwise required by law, holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)
declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

(ii)
declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)
redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares.  Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Restated Certificate of Incorporation, including any Certificate of Designations creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation the holders of shares of Series A Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one hundred twenty-five (125) times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal one hundred twenty-five (125) times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Amendment.  The Restated Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Junior Preferred Stock, voting together as a single class.

Section 9. Rank.  The Series A Junior Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all series of Preferred Stock.